Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, as a Director of Tyco International Ltd. (the “Company”), a Swiss company with its general offices at Freier Platz 10 Schaffhausen, CH-8200 Switzerland, does hereby make, constitute and appoint Edward D. Breen, Frank S. Sklarsky and Judith A. Reinsdorf, or any one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of this 14th day of November, 2011.

This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

/s/ Edward D. Breen	/s/ Dr. Brendan R. O’Neill
Edward D. Breen	Dr. Brendan R. O’Neill

/s/ Timothy M. Donahue	/s/ William S. Stavropoulos
Timothy M. Donahue	William S. Stavropoulos

/s/ Brian Duperreault	/s/ Sandra S. Wijnberg
Brian Duperreault	Sandra S. Wijnberg

/s/ Bruce S. Gordon	/s/ Michael E. Daniels
Bruce S. Gordon	Michael E. Daniels

/s/ Rajiv L. Gupta	/s/ R. David Yost
Rajiv L. Gupta	R. David Yost

/s/ John A. Krol	/s/ Dinesh Paliwal
John A. Krol	Dinesh Paliwal